Exhibit 99.1

Contact: Joseph W. Kiley III
Chief Executive Officer
First Savings Bank Northwest
Richard P. Jacobson
Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc. Announces Quarterly Cash Dividend and
Stock Repurchase Program

RENTON, WASHINGTON – August 21, 2013: First Financial Northwest, Inc. (the “Company”) (NASDAQ: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.04 per share on the Company’s outstanding common stock.  The cash dividend will be payable on September 20, 2013, to shareholders of record as of the close of business on September 6, 2013.

Additionally, the Company announced that its Board of Directors has authorized the repurchase of up to 848,271 shares of the Company’s common stock, or 5 percent of the Company’s outstanding shares.  The shares may be purchased in the open market or in privately negotiated transactions from time to time over a 90 day period, depending upon market conditions and other factors.  The stock repurchase program is effective immediately, since the Company has completed the May 2013 stock repurchase program with the purchase of 1,879,747 shares of its common stock.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.